Exhibit 99.1

UNFI REPORTS SECOND QUARTER FISCAL 2010 DILUTED EARNINGS PER SHARE OF $0.36
AN INCREASE OF 13.9% OVER THE PRIOR YEAR PERIOD

Second Quarter 2010 Highlights
•	Net sales increased 6.0% to $898 million over net sales for the second quarter of fiscal 2009
•	Net income increased 15% to $15.7 million versus prior year comparable quarter

First Half Fiscal 2010 Highlights
•	Diluted EPS increased 14.3% to $0.72 compared with $0.63 in comparable fiscal 2009 period
•	Net sales increased 4.2% to $1.78 billion
•	Net Income increased 16.1% versus prior year to $31.2 million

Providence, Rhode Island – March 2, 2010 -- United Natural Foods, Inc. (Nasdaq: UNFI) today reported that net income for the second quarter of fiscal 2010 ended January 30, 2010 increased $2.1 million, or 15.0%, to $15.7 million, or $0.36 per diluted share, from $13.6 million, or $0.32 per diluted share, for the second quarter of fiscal 2009.  Net sales for the second quarter of fiscal 2010 were $898.2 million, an increase of 6.0%, or $50.6 million, from net sales of $847.6 million recorded in the second quarter of fiscal 2009.

“The second quarter of fiscal year 2010 marks another period of solid revenues and profitability for UNFI,” said Steven Spinner, President and Chief Executive Officer.  “Improving sales trends have provided us with a solid level of top-line growth as we continue to work to gain market share and incremental business.  UNFI has been awarded approximately $100 million in annual new business during the last six months, which is expected to phase in throughout fiscal 2010.  As we begin the second half of fiscal 2010, I look forward to continued revenue growth throughout our company.”

Gross margin was 18.5% for the second quarter of fiscal 2010, which represents a 0.6% decline from the gross margin of 19.1% for the second quarter of fiscal 2009. The lower gross margin compared to the prior year’s comparable period was largely due to a combination of lower fuel surcharge revenues, a shift in customer mix and moderated inflation.

Operating expenses as a percentage of net sales decreased by 0.6% during the second quarter of fiscal 2010 when compared to the second quarter of 2009 to 15.5% of net sales, or $139.0 million versus 16.1% in the prior year.  Operating expenses were positively impacted by lower fuel costs and the continued implementation of expense control programs across all UNFI divisions.  The Company recorded $0.7 million in expenses during the quarter related to severance for a previously announced separation agreement and start-up costs associated with on-boarding of new customers.

First Half 2010 Summary

Sales for the first half of 2010 were $1.78 billion, a 4.2% increase over the prior fiscal year comparable period.  Diluted EPS was $0.72 per share, a 14.3% increase over prior year.  At 15.5% of net sales, operating expenses were 78 basis points lower than prior year.  Gross margin was 68 basis points less than prior year, at 18.6% of net sales for the first six months of fiscal 2010.

“UNFI will continue to enhance its national leadership position in the natural, organic and specialty foods channel,” said Mr. Spinner.  “Our strategy to increase market share, drive operational excellence, operate as one company and further our sustainability and philanthropic causes will serve as the primary vehicle for success over the long term.”

2010 Second Quarter Conference Call Webcast

The Company’s second quarter fiscal 2010 conference call and audio webcast will be held at 10:00 a.m. EST on March 2, 2010. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at www.earnings.com or at the Investors section of the Company’s website at www.unfi.com.   The online archive of the webcast will be available on the Company’s website for 30 days.

About United Natural Foods

United Natural Foods, Inc. (www.unfi.com) carries and distributes more than 60,000 products to more than 17,000 customer locations nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Forbes in 2005 as one of the "Best Managed Companies in America," ranked by Fortune in 2006, 2007 and 2009 as one of its "Most Admired Companies," winner of the Supermarket News 2008 Sustainability Excellence Award, and recognized by the Nutrition Business Journal for its 2009 Environment and Sustainability Award.

Financial Tables Follow

For more information on United Natural Foods, Inc., visit the Company’s website at www.unfi.com.

AT THE COMPANY:	FINANCIAL RELATIONS BOARD
Mark Shamber	Joseph Calabrese
Chief Financial Officer	General Information
(401) 528-8634	(212) 827-3772

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission on September 30, 2009 and its quarterly report on Form 10-Q filed on December 10, 2009, and include, but are not limited to, the Company’s dependence on principal customers; the Company’s sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer spending trends; increased fuel costs; the Company’s sensitivity to inflationary pressures; the relatively low margins and economic sensitivity of the Company’s business; the ability to identify and successfully complete acquisitions of other foodservice distributors; and management’s allocation of capital and the timing of capital expenditures. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three months ended		Six months ended
	January 30, 2010	January 31, 2009	January 30, 2010	January 31, 2009

Net sales	$898,217	$847,635	$1,782,985	$1,711,871
Cost of sales	731,611	685,570	1,451,778	1,382,217

Gross profit	166,606	162,065	331,207	329,654

Operating expenses	139,001	136,212	276,411	278,755
Total operating expenses	139,001	136,212	276,411	278,755

Operating income	27,605	25,853	54,796	50,899

Other expense (income):
Interest expense	1,557	3,200	2,938	6,611
Interest income	(41)	(92)	(110)	(343)
Other, net	(10)	196	(19)	147
Total other expense	1,506	3,304	2,809	6,415

Income before income taxes	26,099	22,549	51,987	44,484

Provision for income taxes	10,439	8,929	20,795	17,616

Net income	$15,660	$13,620	$31,192	$26,868

Basic per share data:
Net income	$0.36	$0.32	$0.73	$0.63

Weighted average basic shares of common stock	43,024	42,821	43,003	42,803

Diluted per share data:
Net income	$0.36	$0.32	$0.72	$0.63

Weighted average diluted shares of common stock	43,315	42,910	43,266	42,931

UNITED NATURAL FOODS, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share data)

	January 30, 2010	August 1, 2009
ASSETS
Current assets:
Cash and cash equivalents	$8,046	$10,269
Accounts receivable, net	198,166	179,455
Notes receivable, trade, net	3,066	1,799
Inventories	393,596	366,611
Prepaid expenses and other current assets	13,800	16,423
Deferred income taxes	18,074	18,074
Total current assets	634,748	592,631

Property and equipment, net	245,800	242,051

Other assets:
Goodwill	164,333	164,333
Notes receivable, trade, net	741	2,176
Intangible assets, net	37,882	38,358
Other	18,344	19,001
Total assets	$1,101,848	$1,058,550

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$185,775	$200,000
Accounts payable	172,323	155,211
Accrued expenses and other current liabilities	69,119	63,347
Current portion of long-term debt	5,026	5,020
Total current liabilities	432,243	423,578

Long-term debt, excluding current portion	51,344	53,858
Deferred income taxes	12,325	12,297
Other long-term liabilities	25,366	24,345
Total liabilities	521,278	514,078

Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares at January 30, 2010 and August 1, 2009; none issued and outstanding	-	-
Common stock, $0.01 par value, authorized 100,000 shares; 43,421 issued and 43,192 outstanding shares at January 30, 2010; 43,237 issued and 43,008 outstanding shares at August 1, 2009	434	432
Additional paid-in capital	179,979	175,182
Unallocated shares of Employee Stock Ownership Plan	(795)	(877)
Treasury stock	(6,092)	(6,092)
Accumulated other comprehensive loss	(1,598)	(1,623)
Retained earnings	408,642	377,450
Total stockholders’ equity	580,570	544,472

Total liabilities and stockholders’ equity	$1,101,848	$1,058,550

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Six months ended
	January 30, 2010	January 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$31,192	$26,868
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	13,356	13,288
Share-based compensation	3,918	3,312
Provision for doubtful accounts	515	1,776
Excess tax benefits from share-based payment arrangements	(301)	(133)
(Gain) loss on disposals of property and equipment	(13)	68
Changes in assets and liabilities, net of acquired companies:
Accounts receivable	(19,496)	(15,102)
Inventories	(26,985)	(9,666)
Prepaid expenses and other assets	2,748	(3,392)
Notes receivable, trade	438	113
Accounts payable	13,621	(8,945)
Accrued expenses and other current liabilities	7,147	8,370
Net cash provided by operating activities	26,140	16,557

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(15,822)	(17,012)
Purchases of acquired businesses, net of cash acquired	(194)	(4,301)
Proceeds from disposals of property and equipment	21	-
Net cash used in investing activities	(15,995)	(21,313)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings under note payable	(14,225)	8,950
Increase (decrease) in bank overdraft	3,491	(27)
Repayments of long-term debt	(2,508)	(2,075)
Proceeds from exercise of stock options	1,803	566
Payment of employee restricted stock tax withholdings	(1,223)	(416)
Excess tax benefits from share-based payment arrangements	301	133
Capitalized debt issuance costs	(7)	-
Payments on life insurance policy loans	-	(3,072)
Net cash (used in) provided by financing activities	(12,368)	4,059

NET DECREASE IN CASH AND CASH EQUIVALENTS	(2,223)	(697)
Cash and cash equivalents at beginning of period	10,269	25,333
Cash and cash equivalents at end of period	$8,046	$24,636

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$2,437	$6,216
Federal and state income taxes, net of refunds	$15,554	$17,621